As filed with the Securities and Exchange Commission on July 30, 1999
                                                      Registration No. 333-68209
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                             BIG ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

             FLORIDA                                  65-0385686
   (State or other jurisdiction of       (IRS Employer Identification Number)
   incorporation or organization)

   2255 Glades Road, Suite 237 West                Mitchell Rubenstein
      Boca Raton, Florida 33431                  Chief Executive Officer
          (561) 998-8000                         Big Entertainment, Inc.
   (Address, including zip code and         2255 Glades Road, Suite 237 West
telephone number, including area code,          Boca Raton, Florida 33431
  of registrant's principal offices)           Telephone No. (561) 998-8000
                                               Facsimile no. (561) 998-2974
                                         (Name, address, including zip code, and
                                          telephone number, including area code,
                                                   of agent for service)

                          COPIES OF COMMUNICATIONS TO:
                              Dale S. Bergman, P.A.
                              Nina S. Gordon, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                                   Suite 3000
                              Miami, Florida 33131
                          Telephone No. (305) 373-9400
                          Facsimile No. (305) 373-9443

                           ---------------------------
        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.
                           ---------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

          CALCULATION OF REGISTRATION FEE FOR SHARES ADDED BY AMENDMENT

                                                                    Proposed
                                                                     Maximum               Proposed Maximum            Amount Of
            Title of Shares                   Amount To           Offering Price          Aggregate Offering          Registration
            To Be Registered                Be Registered          Per Share (1)               Price (1)                  Fee
-------------------------------------     ------------------    --------------------     ----------------------    -----------------
Common stock, $.01 par value               1,252,894 shares       $      20.03            $    25,095,466.82       $   6,976.54
Common stock, $.01 par value(2)              204,147 shares       $      21.25            $     4,338,123.75       $   1,206.02
Common stock, $.01 par value(2)                   70 shares       $      14.63            $         1,024.10       $       0.28
Common stock, $.01 par value(2)                4,445 shares       $      13.26            $        58,922.92       $      16.38
Common stock, $.01 par value(2)               30,000 shares       $      13.256           $       396,000.00       $     110.09
Common stock, $.01 par value(2)              125,000 shares       $      12.64            $     1,580,000.00       $     439.25
Common stock, $.01 par value(2)                  218 shares       $      12.60            $         2,746.80       $       0.76
Common stock, $.01 par value(2)                   86 shares       $      12.47            $         1,072.42       $       0.30
Common stock, $.01 par value(2)                  244 shares       $      11.81            $         2,881.64       $       0.80
Common stock, $.01 par value(2)              150,000 shares       $      11.00            $     1,650,000.00       $     458.71
Common stock, $.01 par value(2)                   38 shares       $      10.89            $           413.82       $       0.12
Common stock, $.01 par value(2)                  616 shares       $      10.50            $         6,468.00       $       1.80
Common stock, $.01 par value(2)               26,984 shares       $       8.005           $       216,006.92       $      60.05
Common stock, $.01 par value(2)              100,000 shares       $       7.80            $       780,000.00       $     216.84
Common stock, $.01 par value(2)                  854 shares       $       6.56            $         5,602.24       $       1.56
Common stock, $.01 par value(2)              100,000 shares       $       6.50            $       650,000.00       $     180.70
Common stock, $.01 par value(2)              120,000 shares       $       6.25            $       750,000.00       $     208.50
Common stock, $.01 par value(2)                5,201 shares       $       5.775           $        30,035.78       $       8.35
Common stock, $.01 par value(2)                6,000 shares       $       5.25            $        31,500.00       $       8.76
Common stock, $.01 par value(2)               35,000 shares       $       5.138           $       179,830.00       $      49.99
Common stock, $.01 par value(2)              113,721 shares       $       5.00            $       568,605.00       $     158.08
Common stock, $.01 par value(2)                  276 shares       $       4.20            $         1,159.20       $       0.32
Common stock, $.01 par value(2)                  486 shares       $       3.54            $         1,720.44       $       0.48

                                                                                         TOTAL FEE:                $   10,104.68 (3)

-----------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Shares issuable upon the exercise of various options and warrants having an exercise price equal to the proposed maximum offering price per share as noted above. Also includes additional shares issuable under the anti-dilution provisions of the warrants listed above.
(3) In addition, the Company previously paid a fee of $1,500.17 in respect of the 1,264,872 shares included in the Registration Statement filed on December 1, 1998.

The Registration Statement also includes an indeterminate number of shares of common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933.

================================================================================

The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 30, 1999

PROSPECTUS

                        3,459,223 SHARES OF COMMON STOCK

                             BIG ENTERTAINMENT, INC.


         The shares we are registering are either currently held by or will be issued to certain of our shareholders under agreements to purchase common stock, upon conversion of our preferred stock or upon exercise of options.

         We are registering these shares pursuant to commitments with these shareholders to register the shares. We will pay the expenses of registering the shares.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "BIGE" and is listed on the Boston and Philadelphia Stock Exchanges under the symbol "BIG." On July 26, 1999, the last reported sales price of our common stock on the Nasdaq SmallCap Market was $20.25 per share.

                        --------------------------------

   YOU SHOULD CAREFULLY CONSIDER THE RISKS OF INVESTING IN OUR SHARES SECTION
                    BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                        --------------------------------

         These shares have not been approved by the SEC or any state securities commission nor have these organizations determined whether this Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.


                 THE DATE OF THIS PROSPECTUS IS JULY ____, 1999

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ABOUT BIG ENTERTAINMENT.....................................................1

RISKS OF INVESTING IN OUR SHARES............................................3

FORWARD-LOOKING STATEMENTS.................................................10

PROCEEDS FROM SALE OF THE SHARES...........................................10

SELLING SHAREHOLDERS.......................................................11

HOW THE SHARES MAY BE DISTRIBUTED..........................................17

OUR CAPITAL STOCK..........................................................18

LEGAL OPINION..............................................................21

EXPERTS....................................................................21

WHERE YOU CAN FIND MORE INFORMATION........................................21

                             ABOUT BIG ENTERTAINMENT

         THIS IS A SUMMARY AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED LATER IN THIS PROSPECTUS AND ALL OTHER INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE RELATED FOOTNOTES, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS.

GENERAL

         We are a diversified company whose businesses include Internet operations, development and licensing of intellectual properties, and traditional mall-based retail stores. We conduct these activities directly and through our subsidiaries, including 51%-owned Tekno Books and a joint venture known as NetCo Partners, of which we own 50%.

         INTERNET OPERATIONS. We operate several different Internet businesses including Hollywood.com, our movie content website, bigE.com, our e-commerce website where we sell movie and other entertainment merchandise over the Internet, and CinemaSource, a provider of movie showtimes listings to the Internet industry and other media companies.

         Our online store, bigE.com, was launched in late November 1998. It features a product line of branded licensed merchandise including apparel, art, collectibles, housewares, toys, accessories, costumes, games, high tech merchandise and media items. Our merchandise is based on movies and television shows, such as Star Wars, Southpark, X-Files, Austin Powers, RugRats, Star Trek and Teletubbies, and popular culture. Our strategy is to make our website a one-stop shopping experience for anyone seeking entertainment merchandise. To date, traffic to bigE.com has primarily come from relationships that we have with other Internet companies and their websites, including usatoday.com.

         On May 20, 1999, we acquired hollywood.com, Inc., which owns Hollywood.com, a movie content website with approximately 1 million pages of movie information including movie descriptions, commentary, movie showtimes listings, movie soundtrack excerpts, and an extensive multimedia library. We acquired hollywood.com, Inc. from The Times Mirror Company for $31 million, which was paid by issuing Times Mirror 2,300,075 shares of our common stock and a one-year unsecured promissory note for $1,928,138. There were two principal reasons why we found the acquisition of Hollywood.com to be attractive. The first was the "Hollywood.com" brand name, which is already established on the Internet as a popular movie website. We also believe that people around the world associate the "Hollywood" brand name with movies and entertainment. The second reason was an exclusive contract that Hollywood.com has with the National Association of Theatre Owners (NATO). Through this contract, Hollywood.com promotes its website to movie audiences by airing trailers about Hollywood.com before the feature films that play in most NATO-member theatres. In exchange, Hollywood.com provides websites for the exhibiting NATO members. These websites contain movie showtimes information for each theatre. In addition, as part of the acquisition, we get stories from the LOS ANGELES TIMES, which is owned by Times Mirror, on our website and our Internet studio store, bigE.com, will be included on Latimes.com.

         As part of our expansion, we also purchased substantially all of the assets of CinemaSource, Inc. on May 18, 1999. CinemaSource provides movie showtimes and other movie-related information to the Internet industry and other media companies. CinemaSource provides this information to more than 100 different media outlets, including customers such as Yahoo!, Excite, Go Network, Ticketmaster/CitySearch, and Zip
2. We paid $6.5 million in cash and issued 436,191 shares of our common stock for the CinemaSource assets. In order to raise the cash to acquire CinemaSource, we completed a private offering on May 17, 1999. We raised $12.1 million from this private placement offering in which we sold 569,820 shares of our common stock for $21.25 per share and issued warrants granting the holders the right to buy 189,947 shares of our common stock at an exercise price of $21.25 per share.

         We plan to continue to expand our Internet operations and have several pending transactions, including an agreement in principle that we signed with CBS. Under this agreement in principle, CBS will acquire 35% of our Internet operations in exchange for $100 million in advertising and promotion to be provided by CBS over the next seven years.

         We have also entered into an agreement with Paul Kagan Associates, Inc. for the purchase of its motion picture-related Internet assets including PKBaseline.com. PKBaseline.com is an online service that provides subscribers with access to a comprehensive database containing extensive information on over 67,000 films and TV programs. This information includes biographies, reviews, box office data and cost estimates. PKBaseline's customers consist primarily of entertainment industry professionals. We plan to use a portion of the PKBaseline database to enhance the content currently contained on Hollywood.com.

         We also plan to expand our Internet operations by adding music CDs and information about music entertainment to our websites later this year. We also recently added an auction area in conjunction with Yahoo's auction site.

         Our intent is to combine all of our Internet assets (Hollywood.com, bigE.com, CinemaSource, and PKBaseline.com) into a movie Internet business that generates revenues through advertising sales, content syndication and online retail sales. We plan to increase our promotional efforts for our Internet business by using the $100 million of advertising and promotional support that we will have when the pending CBS transaction discussed above is completed, and by continuing our other marketing programs.

         OTHER RETAIL STORES. In addition to our Internet studio store, we also currently operate six retail stores located in malls that sell entertainment-related merchandise. We greatly reduced our mall operations during 1998 and currently anticipate selling or closing all of our mall stores by the end of 1999. See "Our Continued Closing of Mall-based Retail Stores and Kiosks Reduces Our Sources of Revenue" in the "Risks of Investing in Our Shares" section of this Prospectus.

         INTELLECTUAL PROPERTIES DIVISION. Our intellectual properties division owns the exclusive rights to intellectual properties, which are complete stories and ideas for stories, created by best-selling authors and media celebrities. Some examples of our intellectual properties are LEONARD NIMOY'S PRIMORTALS, MICKEY SPILLANE'S MIKE DANGER and ANNE MCCAFFREY'S ACORNA THE UNICORN GIRL. We license rights to our intellectual properties to companies such as book publishers, film and television studios, multi-media software companies and producers of other products. These licensees develop books, television series and other products based on the intellectual properties licensed from us. We generally obtain the exclusive rights to the intellectual properties and the right to use the creator's name in the titles of the intellectual properties (e.g., MICKEY SPILLANE'S MIKE DANGER and LEONARD NIMOY'S PRIMORTALS).

         Our intellectual properties division also includes a book development and book licensing operation that develops and executes book projects, typically with best-selling authors. They license the books for publication with book publishers such as HarperCollins, Bantam Doubleday Dell, Random House, Simon & Schuster, Viking Press and Warner Books. The book development and book licensing division has a library of more than 1,000 books.

         Our corporate headquarters is located at 2255 Glades Road, Suite 237 West, Boca Raton, Florida 33431, and our telephone number is (561) 998-8000.

                        RISKS OF INVESTING IN OUR SHARES

         THE SHARES OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING.

         WE HAVE A LIMITED OPERATING HISTORY AS PRIMARILY AN INTERNET BUSINESS AND MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR CURRENT OPERATING PLAN. Although we began generating revenues and emerged from the development stage in the fourth quarter of 1994, we have made several significant changes to our operating plan since 1994. We have only been operating our Internet website since late 1998. Therefore, you must consider our prospects in light of the many risks, expenses and problems typically encountered when establishing a business or developing and introducing new lines of business and products.

         OUR QUARTERLY OPERATING RESULTS WILL FLUCTUATE AND ARE UNPREDICTABLE, PARTICULARLY BECAUSE OF THE NEWNESS OF OUR INTERNET DIVISION. Our Internet operating results may fluctuate significantly in the future as a result of a variety of factors, including:

         o        the level of usage of the Internet;

         o        the level of traffic on our websites;

         o        demand for Internet advertising;

         o seasonal trends in Internet usage, Internet sales and advertising placements;

         o        the addition or loss of advertisers;

         o        the advertising budgeting cycles of individual advertisers;

         o the amount and timing of our marketing expenditures and other costs relating to the expansion of our Internet operations;

         o        price competition or pricing changes in the industry;

         o our ability to enter into or renew strategic relationships and agreements with popular websites, media celebrities, and entertainment organizations, such as our agreement with USA Today to be the exclusive movie merchandise studio store on

                  USATODAY.COM and with the National Association of Theatre Owners, in which our subsidiary, hollywood.com, has the exclusive right to promote its website in the member movie theatres;

         o new products, websites or Internet services introduced by us or our competitors;

         o technical difficulties or system downtime affecting the Internet generally or the operation of our website; and

         o general economic conditions and economic conditions specific to the Internet, electronic commerce and online media.

         Because of this, our operating results for any particular period may not accurately predict our future operating results.

         WE HAVE AN ACCUMULATED DEFICIT AND ANTICIPATE FURTHER LOSSES. We have incurred significant losses since we began doing business. As of March 31, 1999, we had an accumulated deficit of $37.2 million. Our net losses amounted to $974,638 for the three months ended March 31, 1999, $10,658,089 for 1998, and $2,995,347 for 1997.

         We have made several changes to our business plan to reverse these ongoing losses. While we believe these measures will ultimately reverse the operating losses, we expect further losses. We cannot assure you that the revenues generated by our intellectual property division, any remaining retail stores and our new Internet operations will offset the associated expenses.

         During 1997, we stopped publishing comic books, an activity that required a substantial amount of resources and was not profitable. At the same time, we decided to expand our retail operations by developing three conventional mall stores. These stores, which opened in the fourth quarter of 1997, were intended to be our new retail store format. After spending substantial resources in developing the new mall stores, we further evaluated our mall retail business during 1998 and closed 29 of our kiosk units, the original format of our retail stores, to reduce continued operating losses from our retail division and to focus our future efforts on the operation of our new e-commerce Internet studio store, bigE.com. We are currently attempting to sell our remaining mall-based retail business, but plan to retain our retail Internet business.

         THE CONTINUED CLOSING OF OUR MALL-BASED RETAIL STORES AND KIOSKS REDUCES OUR SOURCES OF REVENUE. We closed 29 kiosk locations during 1998 and have closed one mall store to date in 1999. We currently have six mall-based retail stores and kiosks in operation and are seeking a buyer for these retail stores. We anticipate selling or closing our remaining mall stores by the end of 1999. We plan to retain our new Internet studio store, bigE.com. The continued closing of our retail stores means that we will have fewer sources of revenue. We will be relying on revenues from our Internet operations, which are relatively new and whose revenues are still uncertain, and from our intellectual property division.

         ADDITIONAL WORKING CAPITAL MAY BE REQUIRED.

         o RISK TO THE COMPANY. Our long-term financial success depends on our ability to generate enough revenue to offset operating expenses. We continue to seek additional financing to fund our growth plan and for working capital. Our operating plans and assumptions indicate that anticipated cash flows when combined with other potential sources of capital will be enough to meet our working capital requirements for the next year. If plans change or our assumptions prove to be inaccurate, we may need to seek further financing or curtail our operations. We cannot assure you that any additional financing will be available or if available, that it will be on favorable terms.

         o RISK TO OUR SHAREHOLDERS. If our working capital is insufficient to offset our operating losses and we must seek additional sources of financing, our shareholders' interests may be diluted.

         WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY. The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of websites on the Internet competing for consumers' attention and spending has expanded, and we expect that competition will continue to intensify. Competition could result in less user traffic to our websites, price reductions for our advertising, a decline in product sales, reduced margins or loss of market share, any of which could have a material adverse effect on our business, results of operations and financial condition.

         We compete for advertisers, viewers, and merchandise sales with the following categories of companies:

         o online services or websites targeted to entertainment enthusiasts, particularly movie goers;

         o publishers and distributors of traditional media (such as television, radio, magazines and newspapers), including those targeted to movie enthusiasts, many of which have established or may establish websites;

         o general purpose consumer online services such as AOL and Yahoo!, each of which provides access to movie-related information and services; and

         o vendors of entertainment merchandise and products distributed through other means, including conventional retail stores and catalog retailers.

         Our ability to compete depends on many factors, many of which are outside of our control. These factors include the quality of information contained on our website and on our competitors' websites, the ease of use of services developed either by us or by our competitors, the timing and market acceptance of new and enhanced services developed either by us or by our competitors, and sales and marketing efforts by us and our competitors.

         Based on our review of publicly available documents, we believe some of our existing competitors, as well as potential new competitors, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a substantially larger user base than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. In addition, some of these competitors may be able to respond more quickly than us to new or emerging technologies and changes in Internet user requirements. There can be no assurance that our current or potential competitors will not develop products and services comparable or superior to those developed by us or adapt more quickly than us to new technologies, evolving industry trends or changing Internet user preferences. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures will not have a material adverse effect on our business, results of operations and financial condition.

         WE MUST MANAGE OUR GROWTH IN ORDER TO ACHIEVE THE DESIRED RESULTS. We have made two recent acquisitions and we plan to continue to expand our operations and market presence by entering into business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

         o difficulty assimilating the operations, technology and personnel of the combined companies;

         o        disruption of our ongoing business;

         o        problems retaining key technical and managerial personnel;

         o expenses associated with amortization of goodwill and other purchased intangible assets;

         o additional cash, operating losses and expenses of acquired businesses; and

         o impairment of relationships with existing employees, customers and business partners.

         We may not succeed in addressing these risks. In addition, some of the businesses we acquire may incur operating losses.

         FAILURE TO CLOSE PENDING TRANSACTIONS COULD ADVERSELY IMPACT OUR OPERATING PLANS AND OUR STOCK PRICE. We have previously announced significant pending transactions with CBS and with Paul Kagan Associates. Our current operating plans assume that these transactions will be completed. If we are unsuccessful in completing these transactions, our operating plans and stock price could be adversely impacted.

         OUR OPERATIONS MAY BE ADVERSELY IMPACTED IF OUR COMPUTER TECHNOLOGY AND OTHER SYSTEMS THAT WE USE ARE NOT YEAR 2000 COMPLIANT. The Year 2000 issue is the result of computer programs and other business systems being written using two digits rather than four to represent the year. Many of our time-sensitive applications and business systems and those of our vendors may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in system failure or disruption of operations.

         The Year 2000 problem will impact us. We have assessed our Year 2000 exposure and plans to resolve these issues are in process. We have asked our significant vendors to ensure us that our operations are not disrupted and that their Year 2000 issues are resolved in a timely manner. We believe that our costs to satisfactorily resolve all significant Year 2000 problems will not be material but we cannot assure you that our estimates will be accurate. Our actual costs could differ materially from those anticipated.

         OUR OPERATIONS COULD BE NEGATIVELY IMPACTED BY SYSTEMS INTERRUPTIONS. The hardware and software used in our Internet operations, or that of our host and/or affiliates, could be damaged by fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Our websites could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. These system problems could affect our business. Insurance may not adequately compensate us for any losses that may occur due to any failures or interruptions in systems. We do not currently have a formal system disaster recovery plan. General Internet traffic interruptions or delays could also harm our business. As with Internet websites in general, our websites may experience slower response times or decreased traffic for a variety of reasons. Additionally, online service providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

         WE ARE SUBJECT TO ADDITIONAL SECURITY RISKS BY DOING BUSINESS OVER THE INTERNET. A significant obstacle to consumer acceptance of electronic commerce over the Internet has been the need for secure transmission of confidential information in transaction processing. Internet usage could decline if any well-publicized compromise of security occurred. We may incur additional costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If a third person were able to misappropriate our users' personal information or credit card information, we could be held liable.

         WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE. To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing our websites and introducing new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting providers of Internet services. Our business, results of operations and financial condition would be adversely affected if we incurred significant costs to adapt, or if we cannot adapt to these changes.

         FUTURE GOVERNMENT REGULATION OF THE INTERNET COULD IMPACT OUR BUSINESS. There are currently few laws or regulations directly applicable to the Internet. Laws and regulations may be adopted in the future, however, that address issues such as user privacy, pricing, taxation, content, copyrights, advertising, and the characteristics and quality of products and services. Any new laws or regulations relating to the Internet could hurt our business.

         WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN EFFECTIVE WEB ADDRESSES. We hold rights to more than 150 web domain names, including "hollywood.com", "hollywood.net", "bige.com", "theatres.com," "theaters.com" and "showtimes.com". Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we plan to do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

         WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR PROPRIETARY RIGHTS. Our business could be hurt if we are unable to protect our rights in our intellectual properties, which are the principal assets of our intellectual property division. We have filed federal trademark registration applications for our trademarks and filed applications for trademark and copyright protection for each of our intellectual properties. Although we now have 43 U.S. registered trademarks and 53 trademark applications are pending, we cannot be sure that any additional applications will be approved, or that we will have the resources necessary to enforce our proprietary rights against infringement by others.

         WE ARE DEPENDENT ON RELATIONSHIPS WITH INTELLECTUAL PROPERTY CREATORS. Our business could be harmed by the loss of the services of one or more of our people who have developed these relationships with the best-selling authors and media celebrities who create our intellectual properties. Similarly, our business could be harmed if those relationships change or if we do not develop new relationships.

         WE ARE DEPENDENT ON MITCHELL RUBENSTEIN AND LAURIE SILVERS, OUR FOUNDERS. Mitchell Rubenstein, our Chairman of the Board and Chief Executive Officer, and Laurie S. Silvers, our Vice Chairman and President, have been primarily responsible for our organization and development. The loss of the services of either of these individuals would hurt our business. Their employment agreements provide, among other things, that if we terminate either of their agreements without "cause," we will have also terminated the other's agreement without "cause." Termination without "cause" entitles each to receive his or her salary for the remainder of the term of employment.

         Our future success will also be dependent upon our ability to attract and retain other qualified and creative key management personnel.

         OUR STOCK PRICE IS VOLATILE. The trading price of our common stock has and may continue to fluctuate significantly. During the past 12 months, the closing price for our common stock on the Nasdaq SmallCap market has ranged from $2.125 to $32.375 per share. Our stock price may fluctuate in response to a number of events and factors, such as our quarterly operating results, announcements of new products or services, announcements of mergers, acquisitions, strategic alliances, or divestitures and other factors, including similar announcements by other companies that investors may consider to be comparable to us. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of the companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

         OUR STOCK PRICE MAY BE HURT IF THE NUMBER OF INVESTORS SEEKING TO SELL SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET INCREASES. As of the date of this Prospectus, approximately 58% of our outstanding shares of common stock constitute "restricted shares" as defined in Rule 144 under the Securities Act. The majority of these restricted shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders, including the common stock covered by this Prospectus. This will permit the sale of registered shares of common stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock.

         OUR STOCK PRICE MAY BE HURT BY THE EFFECTS OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES. As of the date of this Prospectus, we have options and warrants outstanding for the purchase of an aggregate of approximately 3.1 million shares of our common stock and we plan to issue additional options from time to time to our employees and directors. We also have outstanding preferred stock that is convertible into 108,071 shares of our common stock. Exercise of these options and warrants will cause dilution to existing shareholders. As long as these options, warrants and convertible securities remain unexercised or are not converted, the terms under which we can obtain additional capital may be adversely affected. Moreover, the holders of the options, warrants and convertible securities may be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of our securities on terms more favorable than those provided by these securities.

         Additionally, the Board of Directors could, without shareholder approval, issue additional shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

                           FORWARD-LOOKING STATEMENTS

         Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this Prospectus or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

         Differences in actual results may be caused by factors including those discussed in the "Risks of Investing in Our Shares" section as well as those discussed elsewhere in this Prospectus and in our filings with the SEC.

                        PROCEEDS FROM SALE OF THE SHARES

         We will receive no proceeds from the sale of any of or all of the shares being offered by the selling shareholders under this Prospectus. We will receive approximately $13,148,000 upon the exercise of the warrants for which we are registering the underlying shares of common stock, if the "cashless" exercise provisions of certain of the warrants are not used. We estimate we will spend approximately $65,000 in registering the offered shares.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling shareholders as of the date of this Prospectus. Except as noted in the footnotes to the table, the selling shareholders have not been employed by, held office in, or had any other material relationship with us or any of our affiliates within the past three years.


                                                        BENEFICIAL                                            BENEFICIAL
                                                    OWNERSHIP OF COMMON                                  OWNERSHIP OF COMMON
                                                   STOCK BEFORE OFFERING             NUMBER OF           STOCK AFTER OFFERING
                                                ---------------------------        SHARES BEING       -------------------------
           SELLING SHAREHOLDERS                    NUMBER        PERCENTAGE           OFFERED          NUMBER        PERCENTAGE
--------------------------------------------    ------------     ----------        ------------       ---------      ----------
Alvarado Partners, LP...................           66,667(1)          *               66,667                 0            0

Auric Partners Limited..................          421,200(2)         3.4%            185,259(3)        237,450           1.3%

Barington Capital Group, L.P............           50,000(4)          *               50,000                 0            0

BRCM LLC................................          126,667(1)          *              126,667                 0            0

Cardinal Capital Management, Inc. ......           10,000(5)          *               10,000                 0            0

Charles Fabrikant International Profit
Sharing Trust...........................            3,200(1)          *                3,200                 0            0

Virgil Cilli............................            2,000(6)          *                1,500               500            *

Congress Street Associates, LP..........            2,067(1)          *                2,067                 0            0

Davos Partners..........................           22,667(1)          *               22,667                 0            0

Deephaven Market Neutral
Fund Limited............................          671,788            4.9%            671,788                 0            0

Deephaven Opportunity
Master Fund L.P. .......................           41,667(7)          *               41,667                 0            0

E.P. Opportunity Fund International, Ltd.          14,134(1)          *               14,134                 0            0

E.P. Opportunity Fund L.L.C.............          252,534(1)         1.8%            252,534                 0            0

Martin Ergas............................          233,334(8)         1.7%            173,334            60,000            *

Barry K. Fingerhut......................            6,275(1)          *                6,275                 0            0

FINOVA Capital Corporation..............          426,651(9)         3.0%             32,185           394,466           2.8%

Stanley Fishbein........................            4,758(10)         *                4,758                 0            0

Lawrence Gould (12).....................          116,047(11)         *               88,334            27,713            *

Granite Capital, L.P....................           50,000(1)          *               50,000                 0            0

Granite Capital II, L.P.................            1,934(1)          *                1,934                 0            0

                                                        BENEFICIAL                                            BENEFICIAL
                                                    OWNERSHIP OF COMMON                                  OWNERSHIP OF COMMON
                                                   STOCK BEFORE OFFERING             NUMBER OF           STOCK AFTER OFFERING
                                                ---------------------------        SHARES BEING       -------------------------
           SELLING SHAREHOLDERS                    NUMBER        PERCENTAGE           OFFERED          NUMBER        PERCENTAGE
--------------------------------------------    ------------     ----------        ------------       ---------      ----------
Granum Value Fund.......................           12,667(1)          *               12,667                 0            0

Martin H. Greenberg (12)................          348,272(13)        2.5%             15,221           333,051           2.4%

Gruber McBaine International............           18,824(1)          *               18,824                 0            0

John Patrick Helfers (14)...............            3,800             *                3,300               500            *

Sheri Hensen............................           10,000(15)         *               10,000                 0            0

Henry T. Hoffman (12)...................           19,313(16)         *                1,600            17,713            *

Virginia Ivey...........................          120,000(17)         *              120,000                 0            0

KA Investments LDC......................          279,862(18)        2.0%            279,862                 0            0

Zubair Kazi.............................          164,626(19)        1.2%            174,626(20)             0            0

James J. Keane..........................           56,440(21)         *               38,000            18,440            *

Marie Keane.............................            6,150(22)         *                3,000             3,150            *

Alan S. Kleinman........................           52,000(23)         *               45,000             7,000            *

Lagunitas Partners LP...................           43,920(1)          *               43,920                 0            0

E. Donald Lass (12).....................           80,146(24)         *               58,334            21,812            *

Irwin Lieber............................            6,275(1)          *                6,275                 0            0

H. Kelly McGlaughlin, Sr................           14,200(25)         *               10,200             4,000            *

Gordon McLaren..........................            2,000(6)          *                1,500               500            *

Kenneth Nielsen.........................           10,730(26)         *                8,300             2,430            *

Walter O'Hearn..........................           35,500(27)         *               25,500            10,000            *

Phoenix Leasing Incorporated............           88,000(28)         *               88,000                 0            0

Pine Crest Preparatory School, Inc......            1,078             *                1,078                 0            0

Jules Plangere, Jr. (12)................          109,924(29)         *               88,334            21,590            *

Daniel Prisco...........................              500(15)         *                  500                 0            0

Paul Prisco.............................              500(15)         *                  500                 0            0

Robert A. Schneider.....................          183,000(30)        1.3%             30,000           153,000            *

                                                        BENEFICIAL                                            BENEFICIAL
                                                    OWNERSHIP OF COMMON                                  OWNERSHIP OF COMMON
                                                   STOCK BEFORE OFFERING             NUMBER OF           STOCK AFTER OFFERING
                                                ---------------------------        SHARES BEING       -------------------------
           SELLING SHAREHOLDERS                    NUMBER        PERCENTAGE           OFFERED          NUMBER        PERCENTAGE
--------------------------------------------    ------------     ----------        ------------       ---------      ----------
Frederic M. Seegal......................          125,000(31)         *              125,000                 0            0

Larry Segriff (14)......................            6,250             *                3,000             3,250            *

Joseph Stravato.........................            6,000(32)         *                6,000                 0            0

Temple Beth El of Boca Raton............           10,385             *               10,385                 0            0

TLP Leasing Programs Inc. ..............           33,817(33)         *               33,817                 0            0

Trinity Capital Advisors, Inc...........           25,000             *               25,000                 0            0

Valhalla Capital, L.P...................           31,000(1)          *               31,000                 0            0

Wasco Funding...........................            4,758(10)         *                4,758                 0            0

Wasserstein Perella & Co., Inc. ........          303,452(34)         *              303,452                 0            0

Wasserstein Perella Group, Inc. ........           16,800(35)         *               16,800                 0            0

Marci L. Yunes (14).....................           28,200(36)         *               10,500            17,700            *

-------------------------
 *     Less than 1%.

(1) Seventy-five percent of the shares are held directly and 25% of the shares are issuable upon exercise of a warrant having an exercise price of $21.25 per share.

(2) Consists of shares of common stock issued upon conversion of outstanding shares of Series C Preferred Stock.

(3) Consists of 1,509 shares of common stock issuable as quarterly dividends on Series C Preferred Stock and 183,750 shares of previously unregistered common stock issued upon conversion of Series C Preferred Stock.

(4) Represents shares issuable upon exercise of a warrant to purchase 50,000 shares of our common stock at an exercise price of $7.80 per share.

(5) Represents shares issuable upon exercise of a warrant to purchase shares of our common stock having an exercise price of $5.00 per share.

(6) Consists of 500 shares held directly and 1,500 shares issuable upon the exercise of various warrants to purchase shares of our common stock at exercise prices ranging from $6.50 to $7.80 per share.
                                      -13-

(7) Consists of 25,000 shares of common stock issuable upon the exercise of a warrant having an exercise price of $5.175 per share and 16,667 shares of common stock issuable upon the exercise of a warrant having an exercise price of $6.255 per share.

(8) Consists of 220,000 shares held directly by Mr. Ergas and 13,334 shares of our common stock issuable upon exercise of a warrant having an exercise price of $21.25 per share.

(9) Consists of 32,185 shares issuable upon exercise of various warrants to purchase shares of our common stock at exercise prices ranging from $5.775 to $8.005 per share and 394,466 shares held in escrow as additional collateral for a financing transaction between the Company and FINOVA Technology Finance, Inc. ("FINOVA"). FINOVA does not have the right to sell the shares held in escrow until the escrow agent releases the shares to them, which would only happen in the event the Company were to default on the financing agreements, or if the Company elected to authorize release of a portion of the shares in order to satisfy payment obligations under the financing transaction, which are currently in good standing.

(10) Represents shares issuable upon exercise of various warrants to purchase an aggregate of 4,758 shares of our common stock having exercise prices ranging from $3.54 to $14.63 per share.

(11) Consists of 70,000 shares of our common stock held directly by Mr. Gould, 25,000 shares of our common stock issuable upon exercise of a warrant having an exercise price of $5.00 per share, 3,334 shares of our common stock issuable upon exercise of a warrant having an exercise price of $21.25 per share, and an aggregate of 17,713 shares of our common stock issuable upon exercise of various options to purchase shares of our common stock at exercise prices ranging from $5.0625 to $8.00 per share.

(12) Messrs. Gould, Greenberg, Hoffman, Lass and Plangere are directors of the Company.

(13) Consists of 204,957 shares held directly by Martin H. Greenberg, 91,667 shares held indirectly, 13,721 shares of our common stock issuable upon exercise of a warrant with an exercise price of $5.00 per share, 1,500 shares of our common stock issuable upon exercise of a warrant having an exercise price of $21.25 per share, and an aggregate of 36,427 shares of our common stock issuable on exercise of various currently exercisable options to purchase shares of our common stock at exercise prices ranging from $6.375 to $11.8125.

(14) Messrs. Helfers and Segriff are employees of Tekno Books, our 51%-owned subsidiary. Ms. Yunes is a former executive officer of the Company.
                                      -14-

(15) Represents shares issuable upon exercise of a warrant to purchase shares of our common stock having an exercise price of $7.80 per share.

(16) Consists of 1,200 shares owned directly by Mr. Hoffman, 400 shares issuable upon exercise of a warrant having an exercise price of $21.25 per share, and an aggregate of 17,713 shares of our common stock issuable upon exercise of various options to purchase shares of our common stock with exercise price ranging from $5.0625 to $8.00 per share.

(17) Represents shares issuable upon exercise of a warrant to purchase shares of our common stock having an exercise price of $6.25 per share.

(18) Consists of 167,517 shares of common stock issuable upon the exercise of a warrant having a maximum exercise price of $4.35 per share and 112,345 shares of common stock issuable upon the exercise of a warrant having a maximum exercise price of $5.25625 per share.

(19) Consists of 108,071 shares of common stock issuable upon conversion of 50 shares of our Series D Preferred Stock at a maximum conversion price of $4.6266 per share, 33,833 shares of common stock issuable upon the exercise of a warrant having a maximum exercise price of $5.625 per share, and 22,722 shares of common stock issuable upon the exercise of a warrant having a maximum exercise price of $6.75 per share. The conversion and exercise prices were based on the market price of our common stock as of the date of sale.

(20) Represents shares of common stock issuable upon conversion in full of the preferred stock (assuming for this purpose as of the date hereof), as payment of dividends on the preferred stock and upon exercise in full of the warrants.

(21) Consists of 18,440 shares held directly and an aggregate of 38,000 shares issuable upon the exercise of various warrants to purchase shares of our common stock with exercise prices ranging from $6.50 to $7.80 per share.

(22) Consists of 3,150 shares held directly and an aggregate of 3,000 shares issuable upon the exercise of various warrants to purchase shares of our common stock with exercise prices ranging from $6.50 to $7.80 per share.

(23) Consists of 7,000 shares held directly and an aggregate of 45,000 shares issuable upon the exercise of various warrants to purchase shares of our common stock with exercise prices ranging from $6.50 to $7.80 per share.

(24) Consists of 40,222 shares of our common stock held directly by Mr. Lass, 15,000 shares of our common stock issuable upon exercise of a warrant having an exercise price of $5.00 per share, 3,334 shares of our common stock issuable upon exercise of a warrant having an exercise price of $21.25 per share, and an aggregate of 21,590 shares of our common stock issuable upon exercise of various options to purchase shares of our common stock at exercise prices ranging from $.01 to $5.25 per share.

(25) Consists of 4,000 shares held directly and an aggregate of 10,200 shares issuable upon exercise of various warrants to purchase shares of our common stock at exercise prices ranging from $6.50 to $7.80 per share.

(26) Consists of 2,430 shares held directly and an aggregate of 8,300 shares issuable upon exercise of various warrants to purchase shares of our common stock at exercise prices ranging from $6.50 to $7.80 per share.

                                      -15-

(27) Consists of 10,000 shares held directly and an aggregate of 25,500 shares of our common stock issuable upon the exercise of various warrants to purchase shares of our common stock with exercise prices ranging from $6.50 to $7.80 per share.

(28) Consists of 88,000 shares issuable to Phoenix Leasing under an agreement whereby the Company may issue shares of common stock to satisfy our payment obligation under a finance lease that we have with Phoenix Leasing.

(29) Consists of 60,000 shares of our common stock held directly by Mr. Plangere, 25,000 shares of our common stock issuable upon exercise of a warrant having an exercise price of $5.00 per share, 3,334 shares of our common stock issuable upon exercise of a warrant having an exercise price of $21.25 per share, and an aggregate of 21,590 shares of our common stock issuable upon exercise of various options to purchase shares of our common stock at exercise prices ranging from $.01 to $5.125 per share.

(30) Represents 30,000 shares issuable upon exercise of a warrant to purchase shares of our common stock having an exercise price of $13.20 per share, 113,000 shares of our common stock held directly and 40,000 shares of our common stock held indirectly through other members of Mr. Schneider's family.

(31) Represents shares issuable upon exercise of various warrants to purchase an aggregate of 125,000 shares of our common stock having exercise prices ranging from $5.00 to $12.64 per share.

(32) Represents shares issuable upon exercise of a warrant to purchase 6,000 shares of our common stock at an exercise price of $6.50 per share.

(33) Consists of an aggregate of 3,817 shares of our common stock issuable upon the exercise of various warrants to purchase shares of our common stock with exercise prices ranging from $6.56 to $13.256 per share and 30,000 shares issuable to TLP Leasing under an agreement whereby the Company may issue shares to satisfy our payment obligation under a finance lease that we have with TLP.

(34) Consists of 93,452 shares owned directly by Wasserstein Perella & Co., Inc., and an aggregate of 210,000 shares of our common stock issuable upon exercise of warrants having an exercise price ranging from $5.138 to $12.64 per share.

(35) Consists of 2,600 shares owned directly by Wasserstein Perella Group, Inc. and 14,200 shares of our common stock issuable upon exercise of a warrant having an exercise price of $21.25 per share.

(36) Consists of 16,030 shares owned directly by Ms. Yunes and 12,170 shares issuable upon exercise of options to purchase our common stock at $5.518 per share.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling shareholders may sell their shares of common stock in various ways and at various prices. Some of the methods by which the selling shareholders may sell their shares include:

         [ ] ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         [ ]      privately negotiated transactions;

         [ ] block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         [ ] purchases by a broker or dealer as principal and resale by that broker or dealer for the selling shareholder's account under this Prospectus;

         [ ]      sales under Rule 144 rather than by using this Prospectus;

         [ ]      a combination of any of these methods of sale; and

         [ ]      any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling shareholders may also pledge their shares as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling shareholders, the brokers may offer and sell the pledged shares.

         Brokers or dealers may receive commissions or discounts from the selling shareholders (or, if the broker-dealer acts as agent for the purchaser of the shares, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with sales of the shares.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

         We have agreed to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Certain of the selling shareholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

         The selling shareholders and other persons participating in the distribution of the shares offered under this Prospectus are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

                                OUR CAPITAL STOCK

SHARES AUTHORIZED AND OUTSTANDING

         Our articles of incorporation, as amended, authorize us to issue up to 25,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of July 27, 1999, 13,682,334 shares of common stock and an aggregate of 50 shares of preferred stock were outstanding, and 394,466 shares of common stock were issued and held in escrow. The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

RIGHTS OF HOLDERS OF OUR COMMON STOCK

         Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors in its discretion, from legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share proportionately in our legally available assets, after all our debts and liabilities and the liquidation preference of any outstanding shares of our preferred stock are paid.

         The common stock has no preemptive rights and no subscription, redemption or conversion privileges. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of common stock voting for the election of directors will be able to elect all members of the Board of Directors. A majority vote will also be sufficient for other actions that require the vote or concurrence of shareholders. All of our outstanding shares of common stock are, and the shares to be sold in this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK ISSUABLE WITHOUT APPROVAL BY HOLDERS OF OUR COMMON STOCK

         AUTHORITY OF BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK. Without any further vote or action by our shareholders, the Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to determine the number of shares in a series and the voting powers, preferences and relative rights and restrictions of each series, including the dividend rights and dividend rate, the terms of redemption (including sinking fund provisions), redemption price or prices, the conversion rights, and the liquidation preferences of the shares of each series.

         EFFECTS OF ISSUANCE OF PREFERRED STOCK ON HOLDERS OF OUR COMMON STOCK. The issuance of preferred stock by the Board of Directors could result in a class of securities outstanding that has preferences with respect to voting rights and dividends, and/or in liquidation, over our common stock. These shares may also be convertible into common stock, and then would enjoy all of the rights of common stock. The specific preferential rights of our various current types of preferred stock are described below.

         SERIES D PREFERRED STOCK. We have designated 1,000 shares of preferred stock as our Series D Preferred Stock, of which 250 shares were issued and 50 of these shares currently remain outstanding. The other 200 Series D Preferred shares previously issued have been converted into shares of our common stock. Holders of Series D Preferred Stock are entitled to cumulative dividends at the annual rate of 7% payable in cash or in shares of common stock on each conversion date.

         Shares of Series D Preferred Stock are convertible by the holders into shares of common stock at a conversion price equal to 105% of the closing bid price for our common stock on Nasdaq for the five trading days immediately preceding the two closings of the sales of these shares. Shares of Series D Preferred Stock shall be automatically converted into shares of common stock on the earlier to occur of (i) September 30, 2001, (ii) upon the occurrence of an initial public offering of the Company's intellectual properties division, or
(iii) the 10th trading day immediately preceding the closing of a transaction resulting in a change in control.

         The Series D Preferred Stock may not be converted if the resulting number of shares of common stock would cause the holders (and their affiliates) to beneficially own more than 4.999% of the common stock following conversion.

         We have the option to redeem all or any portion of the shares of Series D Preferred Stock that are outstanding at the time for a cash redemption price per share equivalent to a 20% premium over the value that the holders of Series D Preferred Stock would realize if the shares of Series D Preferred Stock were converted into shares of common stock.

         The purchase agreements for the sale of the Series D Preferred Stock also provide for the contingent issuance of shares of our common stock to the holders of Series D Preferred Stock based on the market value of our common stock relative to the conversion price on the 365th day following the closing. These contingently issuable shares are to be issued if the average closing bid price for our common stock for the 10-trading-day period preceding the date noted above is less than 116% of the conversion price in effect on these dates. As of July 28, 1999, the average closing bid price for the 10 preceding trading days was $20.875; accordingly, no shares would be issuable under this provision if the calculation were determined as of July 28, 1999. Upon our liquidation, dissolution or winding up, the holders of the Series D Preferred Stock are entitled to be paid $10,000 for each share of Series D Preferred Stock held plus all due but unpaid dividends before any payment is made to holders of our common stock. The Series D Preferred Stock carries no voting rights, and ranks junior to the Series A, B and C Preferred Stock.

         OTHER SERIES OF PREFERRED STOCK. In addition to the Series D Preferred Stock, we previously designated other series of preferred stock, including Series A, Series B, Series C, and Series D-2. An aggregate of 360,496 shares of preferred stock were issued under these series. All of the previously issued shares of Series A, Series B, Series C and Series D-2 Preferred Stock have already been converted into shares of our common stock and therefore are no longer outstanding.

         In conjunction with the original issuance of the Series A Preferred Stock, we and certain holders of our common stock (Mitchell Rubenstein, Laurie
S. Silvers, Martin H. Greenberg and Asbury Park Press, Inc.) agreed that one nominee of Tekno Simon, LLC, the holder of the Series A Preferred Stock, would be appointed to the Board of Directors. These shareholders agreed to vote their shares for election of this nominee. The current nominee is Deborah J. Simon, who was first appointed to the Board in November 1996.

ANTI-TAKEOVER PROVISIONS

         We have various measures in place that could discourage, delay or prevent a change in control even if the holders of our common stock would prefer a change. These measures include:

         o POWER TO ISSUE BLANK CHECK PREFERRED STOCK. Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors.

         o SHAREHOLDERS' RIGHTS PLAN. In August 1996 we adopted a Shareholders' Rights Plan entitling each share of our common stock to certain rights. Each right will entitle its holder to purchase a number of shares of our common stock having a market value equal to $50 by paying an exercise price of $25.

                  These rights may cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by the Board of Directors. The Shareholders' Rights Plan is intended to encourage a person interested in acquiring us to negotiate with, and to obtain the approval of, the Board of Directors. The Shareholders' Rights Plan, however, may discourage a future acquisition of us, including an acquisition in which our shareholders might otherwise receive a premium for their shares.

         o FLORIDA LAWS. Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

                                  LEGAL OPINION

         Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131, is giving an opinion regarding the validity of the offered shares.

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus from our Annual Report on Form 10-KSB for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of Hollywood Online, Inc. at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this Prospectus and Registration Statement from our Current Report on Form 8-K/A dated June 23, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of CinemaSource, Inc. at December 31, 1998 and 1997 and for each of the years then ended incorporated by reference into this Prospectus and Registration Statement from our Current Report on Form 8-K/A dated June 23, 1999 have been audited by Reynolds & Rowella, LLP, independent auditors, as set forth in their report that accompanies the financial statements, and are incorporated herein by reference in reliance on the report of Reynolds & Rowella, LLP as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's website located at HTTP://WWW.SEC.GOV.

         Quotations for the prices of our common stock appear on the Nasdaq SmallCap Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Quotations also appear on the Boston and Philadelphia Stock Exchanges and the previously mentioned information may be inspected at One Boston Place, Boston, Massachusetts 02108, and 1900 Market Street, Philadelphia, Pennsylvania 19103, respectively.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information.

         We incorporate by reference the following filings and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

         [ ] Our Annual Report on Form 10-KSB for the year ended December 31, 1998;

         [ ] Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1999; and

         [ ] Our Current Reports on Form 8-K filed on January 20, 1999 and June 1, 1999 (as amended on a Form 8-K/A dated June 23, 1999).

         We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the common stock covered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Prospectus, please refer to the Registration Statement, including the exhibits, copies of which may be obtained from the locations described above. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the Registration Statement.

         You may request, at no cost, a copy of any or all of the information incorporated by reference by writing or telephoning us at:

                                    Mitchell Rubenstein
                                    Chief Executive Officer
                                    Big Entertainment, Inc.
                                    2255 Glades Road, Suite 237 West
                                    Boca Raton, Florida  33431
                                    Telephone number:  (561) 998-8000

         You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Big Entertainment, Inc. (the "Company") estimates that its expenses in connection with this registration statement will be as follows:

         Securities and Exchange Commission registration fee           $  11,605
         Legal fees and expenses                                          35,000
         Accounting fees and expenses                                     14,000
         Miscellaneous                                                     4,395
                                                                       ---------
                               TOTAL                                   $  65,000
                                                                       =========

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in the FBCA. The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law. The Company has also entered into agreements with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Pursuant to certain registration rights agreements, each of the Company and the selling shareholders has agreed to indemnify the others and their directors, officers, agents and representatives (and with respect to the indemnification by the Company, any underwriters) against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 16.          EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
------            ----------------------
4.1               Articles of Incorporation of the Company, as amended.(1)

4.2               Articles of Amendment to Articles of Incorporation dated
                  November 25, 1998.(2)

5.1               Opinion of Broad and Cassel.(2)

10.1              Preferred Stock Purchase Agreement dated as of November 18,
                  1998.(2)

23.1              Consent of Broad and Cassel (included in Exhibit 5.1
                  hereto).(2)

23.2              Consent of Arthur Andersen LLP.(3)

23.3              Consent of Ernst & Young LLP, independent auditors.(3)

23.4              Consent of Reynolds & Rowella, LLP.(3)

24.1 Power of Attorney (included at Page II-4 of the Registration Statement as originally filed).(2)
------------------------
(1) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1998.

(2)      Previously filed.

(3)      Filed with this amendment.

ITEM 17.          UNDERTAKINGS.

         (a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section
10(a)(3) of the Securities Act.

                           (ii) Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) Include any additional or changed material
information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 30th day of July, 1999.

                                                  BIG ENTERTAINMENT, INC.

                                                  By: /s/ MITCHELL RUBENSTEIN
                                                      -------------------------
                                                      Mitchell Rubenstein
                                                      Chairman of the Board and
                                                      Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                      TITLE                                  DATE
              ---------                                      -----                                  ----
/s/ Mitchell Rubenstein                         Chairman of the Board and Chief               July 30, 1999
--------------------------------------           Executive Officer (Principal
MITCHELL RUBENSTEIN                                executive, financial and
                                                      accounting officer)

                  *                             Vice Chairman of the Board and                July 30, 1999
--------------------------------------                     President
LAURIE S. SILVERS

                  *                                        Director                           July 30, 1999
--------------------------------------
LAWRENCE GOULD

                  *                                        Director                           July 30, 1999
--------------------------------------
MARTIN H. GREENBERG

                  *                                        Director                           July 30, 1999
--------------------------------------
HARRY T. HOFFMAN

                  *                                        Director                           July 30, 1999
--------------------------------------
E. DONALD LASS

                  *                                        Director                           July 30, 1999
--------------------------------------
JULES L. PLANGERE

* By Mitchell Rubenstein as attorney-in-fact.

                                  EXHIBIT INDEX

 EXHIBIT                             DESCRIPTION
 -------                             -----------
  23.2              Consent of Arthur Andersen LLP

  23.3              Consent of Ernst & Young LLP, independent auditors

  23.4              Consent of Reynolds & Rowella, LLP